Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC.

ANNOUNCES QUARTERLY CASH DIVIDEND

Jeffersonville, IN – August 31, 2022. First Savings Financial Group, Inc. (NASDAQ: FSFG) (the “Company”), the holding company for First Savings Bank (the “Bank”), today announced that its Board of Directors declared a quarterly cash dividend of $0.13 per common share. The dividend will be paid on or about September 30, 2022 to stockholders of record as of the close of business September 16, 2022.

The Bank is an entrepreneurial community bank headquartered in Jeffersonville, Indiana, which is directly across the river from Louisville, Kentucky, and operates fifteen depository branches within southern Indiana.  The Bank also has three national lending programs, including single-tenant net lease commercial real estate, SBA lending and residential mortgage banking, with offices located throughout the United States.  First Savings is a recognized leader, both in its local communities and nationally for its lending programs.  The employees of First Savings strive daily to achieve the organization’s vision, We Expect To Be The BEST community BANK, which fuels our success.  The Company’s common shares trade on The NASDAQ Stock Market under the symbol “FSFG”.

Contact:

Tony A. Schoen

Chief Financial Officer

(812) 283-0724